Exhibit 10.2
AMENDMENT TWO
to the
COCA-COLA CONSOLIDATED, INC.
LONG-TERM PERFORMANCE PLAN

THIS AMENDMENT TWO (this “Amendment”) is executed this 1st day of August, 2023, by Coca-Cola Consolidated, Inc., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).
WHEREAS, the Company maintains the Coca-Cola Consolidated, Inc. Long-Term Performance Plan, as amended and restated effective January 1, 2018 and as further amended by that certain Omnibus Amendment dated September 6, 2019 (as amended, the “Plan”), to provide key management employees incentive-based compensation for achieving the Company’s long term performance goals;
WHEREAS, pursuant to Section 7.1 of the Plan, the Committee reserved the right to amend the Plan at any time; and
WHEREAS, the Committee has approved the amendments to the Plan set forth in this Amendment to (i) eliminate the Company’s ability to issue shares of the Common Stock in settlement of Awards under the Plan, (ii) incorporate by reference into the Plan and any Award the terms and provisions of the Company’s incentive-based compensation recovery policy, and (iii) meet other current needs.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, all effective as of the date hereof:

1. Section 3.2(b) of the Plan is amended to read as follows:

(b)    Determination of Awards: As soon as practicable (but not later than the first March 15) after the end of the Performance Period, the Committee shall certify whether and to what extent the Performance Measures have been met and what Incentive Awards have been earned, and shall notify each Participant of his or her entitlement, if any, to the payment of an Incentive Award.

2.Section 3.2(d) of the Plan is amended to read as follows:

(d)    Payment of Awards: Except as otherwise provided in Section 3.2(f) following a Change in Control, Incentive Awards earned shall be paid no later than the March 15 next following the end of the applicable Performance Period. Incentive Awards may be paid in cash, in Common Stock or in a combination of cash or Common Stock as determined by the Committee and as specified in an Award Agreement or in an Appendix to the Plan. The number of shares of Common Stock payable to a Participant to settle an Incentive Award payment shall be determined by dividing the amount of the Incentive Award payable in cash by the Market Value of the shares of the Company’s Common Stock on the last trading day of the Performance Period.

3.Section 3.2(e) of the Plan is amended to read as follows:

(e)    Total Disability, Death or Retirement: In the event of the Total Disability, Retirement or death of any Participant after completion of the first year of a Performance Period but prior to the end of the Performance Period, and in the event of the subsequent attainment of the Performance Measure or Measures applicable to such Participant, such Participant or such Participant’s designated Beneficiary or estate, as applicable, shall be entitled to receive, no later than the March 15 next following the end of the applicable Performance Period, a pro rata portion of the Participant’s Incentive Award based on the portion of the Performance Period completed through the date of the Participant’s Total Disability, Retirement or death. If the Participant’s employment with all Participating Companies is terminated, voluntarily or involuntarily, prior to the end of the applicable Performance Period for any reason other than Total Disability, Retirement or death, the Participant shall forfeit any right to an Incentive Award or any portion thereof; provided, however, that in unusual circumstances, the Committee, in its sole discretion, may waive the forfeiture in whole or in part.

4.Section 7.3 of the Plan is amended to read as follows:

Section 7.3    Termination of the Plan. The Plan shall continue in effect until terminated by the Committee pursuant to Section 7.1, provided that, notwithstanding any provision of the Plan to the contrary, any Awards made under the Plan after December 31, 2021, shall be settled in cash and no shares of Common Stock shall be issued in settlement of such Awards.

5.Section 8.7 of the Plan is amended to read as follows:

Section 8.7    Recovery of Awards. All incentive-based compensation received by any current or former Participant in the Plan shall be subject to recovery pursuant to the Coca-Cola Consolidated, Inc. Incentive-Based Compensation Recovery Policy, as amended, superseded or replaced from time to time (the “Policy”), the terms and provisions of which are incorporated by reference into this Plan and any Award Agreement hereunder, and each Award shall be deemed to include, as a condition to the Award, an agreement by the Participant to abide by the terms of the Policy. Any Award hereunder shall also be subject rights of recovery that may be available to the Company under applicable law, rule or regulation or pursuant to the terms of any other policy of the Company or any provision in any employment agreement.

6.Except as expressly or by necessary implication amended hereby, all terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer of the Company on the day and year first above written.

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Officer’s Name:	E. Beauregarde Fisher III
Officer’s Title:	Executive Vice President,
General Counsel and Secretary
3